Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

December 14, 2020

Chelsea Worldwide Inc.

11 Marshall Road, Suite 1L

Wappingers Falls, New York 12590

Re:	Chelsea Worldwide Inc.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission by Chelsea Worldwide Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an offering of (i) 69,277,411 shares of common stock of the Company, par value of $0.0001 each (the “Common Stock”), (ii) 4,815,000 redeemable warrants (collectively the “Warrants”), each Warrant entitling its holder to purchase one-half (1/2) of one share of Common Stock, (iii) an option (the “Unit Purchase Option”) to purchase up to 220,000 units (the “Purchase Option Units”) granted to Chardan Capital Markets, LLC (“Chardan”), with each Purchaser Option Unit consisting of one share of Common Stock, one Warrant (the “Unit Warrants”), and one right to receive one-tenth of one share of Common Stock (collectively, the “Rights”), and (iv) all shares of Common Stock, Unit Warrants and Rights issuable pursuant to the Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officer of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Common Stock, when issued and paid for accordance with the terms of the the merger agreement between Tottenham Acquisition I Limited (“Tottenham”), the Company, Clene Nanomedicine, Inc. and certain other parties dated September 1, 2020 (the “Merger Agreement”), including (i) the shares of Common Stock issuable underlying the Warrants (if and when paid for in accordance with the terms of Warrants), (ii) the shares of Common Stock issuable as earn-out shares in accordance with the terms of the Merger Agreement, and (iii) the shares of Common Stock underlying the Units Purchase Option, including the shares of Common Stock underlying the Unit Warrants (if and when issued and paid for in accordance with the terms of the Unit Purchase Option and Unit Warrants) and the shares of Common Stock underlying the Rights (if and when issued and paid for in accordance with the terms of the Unit Purchase Option and Rights), will be legally issued and allotted, fully paid and non-assessable as contemplated in the Registration Statement.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Chelsea Worldwide Inc. December 14, 2020 Page 2

2. When issued and paid for accordance with the terms of the Merger Agreement, each of the Warrants and the Unit Warrants, the Rights issuable in connection with the Purchase Option Units, and the Purchase Option Units (if and when issued and paid for in accordance with the terms of the Warrants, Rights, and Unit Purchase Option, as applicable), will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) with respect to the opinions expressed in paragraph (2) above, the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP